Exhibit 1.1

PATTERN ENERGY GROUP INC.

(a Delaware corporation)

$350,000,000

5.875% Senior Notes due 2024

PURCHASE AGREEMENT

Dated: January 20, 2017

PATTERN ENERGY GROUP INC.

(a Delaware corporation)

$350,000,000

5.875% Senior Notes due 2024

PURCHASE AGREEMENT

January 20, 2017

MORGAN STANLEY & Co. LLC

c/o	Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

as representative of the several initial purchasers on Schedule A hereto

Ladies and Gentlemen:

Pattern Energy Group Inc., a Delaware corporation (the “Company”), confirms its agreement with Morgan Stanley & Co. LLC (“Morgan Stanley”) and each of the other Initial Purchasers named in Schedule A hereto (collectively, the “Initial Purchasers,” which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Morgan Stanley is acting as the Representative (in such capacity, the “Representative”), with respect to the sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $350,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2024 (the “Notes”). The Notes are to be issued pursuant to an indenture dated as of January 25, 2017 (the “Indenture”) among the Company, Pattern US Finance Company LLC, as guarantor (the “Notes Guarantor”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Notes will be guaranteed (the “Guarantee,” together with the Notes, the “Securities,”) by the Notes Guarantor and will have terms and provisions that are summarized in the Offering Memorandum (as defined below).

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered (in Canada, through their respective registered dealer affiliates or other persons who, in each case, are registered in the appropriate category to sell the Securities on a private placement basis under Canadian Securities Laws (as defined below) or have an appropriate exemption from registration). The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to

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qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”) and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”) and without a prospectus under applicable Canadian Securities Laws, in reliance upon exemptions from the prospectus requirements thereunder. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are registered after the date hereof under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemption afforded by Rule 144A or Regulation S of the rules and regulations promulgated under the Securities Act (the “Securities Act Regulations”) by the Securities and Exchange Commission (the “Commission”) and, where applicable, pursuant to available exemptions from the prospectus requirements under applicable Canadian Securities Laws).

This Agreement, the Indenture and the Notes are referred to herein collectively as the “Operative Documents.”

The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated January 17, 2017 prior to the Applicable Time (as defined below) (the “Preliminary Offering Memorandum”) and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated January 20, 2017 (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, including, as may be applicable, any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers, in the case of the Preliminary Offering Memorandum prior to the Applicable Time, in connection with their solicitation of purchases of, or offering of, the Securities. The Company will prepare a final term sheet reflecting the final terms of the Securities in the form set forth in Schedule B hereto (the “Final Term Sheet”), and will deliver such Final Term Sheet to the Initial Purchasers prior to the Applicable Time in connection with their solicitation of purchases of, or offering of, the Securities. The Company and the Initial Purchasers each agree that, unless it obtains the prior written consent of the other, it will not make any offer relating to the Securities by any written materials other than the Offering Memorandum and the Issuer Written Information. “Issuer Written Information” means (i) any writing intended for general distribution to investors as evidenced by its being specified in Schedule C hereto, including the Final Term Sheet, (ii) any “road show” that is a “written communication” within the meaning of the Securities Act, and (iii) any General Solicitation (as defined below) that is set forth on Schedule C hereto. “General Disclosure Package” means the Preliminary Offering Memorandum and any Issuer Written Information specified on Schedule C hereto and issued at or prior to 2:00 p.m., New York City time, on January 20, 2017 or such other time as agreed by the Company and the Representative (such date and time, the “Applicable Time”).

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All references in this Agreement to financial statements and schedules and other information which is “contained,” “described,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of applicable securities laws in each province and territory of Canada, including applicable published national and local instruments, policy statements, notices, blanket rulings and orders of Canadian securities regulators (“Canadian Securities Laws”), which is incorporated by reference in the Offering Memorandum. All references in this Agreement to “$,” “US$” or “dollars” are to the lawful currency of the United States.

1.       Representations and Warranties of the Company and the Notes Guarantor. The Company and the Notes Guarantor, jointly and severally, represent, warrant and agree with each Initial Purchaser as of the date hereof, and unless a representation or warranty set forth below is limited to a particular time or date, as of the Applicable Time and the Closing Time (as defined below), as follows (references in this Section 1 to the “Offering Memorandum” are to (x) the General Disclosure Package in the case of representations and warranties made as of the date hereof, and (y) the Final Offering Memorandum in the case of representations and warranties made as of the Closing Time):

(a)       The Company hereby confirms that it has authorized the use of the General Disclosure Package, including the Preliminary Offering Memorandum and the Final Term Sheet, and the Final Offering Memorandum in connection with the offer and sale of the Securities by the Initial Purchasers. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system. In Canada, the Company is a reporting issuer in each of the provinces and territories and the Securities may be sold through registrants who are registered in the appropriate category (or have an appropriate exemption therefrom) to sell the Securities on a private placement basis to “accredited investors” (as defined in National Instrument 45-106 – Prospectus Exemptions (“NI 45–106”) and the Securities Act (Ontario)) subject to compliance with applicable Canadian Securities Laws.

(b)       Assuming the accuracy of the representations and warranties of each Initial Purchaser contained in Section 6 hereof and its compliance with the agreements set forth therein and the accuracy of the representations and warranties contained in the Offering Memorandum of persons to whom the Initial Purchasers sell the Securities, it is not necessary, in connection with the issuance and sale of the Securities to such Initial Purchaser, or the offer, resale and delivery of the Securities by such Initial Purchaser, in the manner contemplated by this Agreement, the Indenture and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) or to file a prospectus in Canada with the securities commissions or

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other securities regulatory authorities in each of the provinces and territories of Canada (the “Canadian Securities Commissions”) in connection with the Securities. None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)), has, directly or through an agent (except that the Company and the Notes Guarantor make no representation or warranty as to any activity of the Initial Purchasers), engaged in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act Regulations (each, a “General Solicitation”) other than any General Solicitation set forth on Schedule C hereto.

(c)       None of the Company or any of its subsidiaries has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Securities in a manner that would require registration under the Securities Act of the Securities.

(d)       Each document, if any, filed or to be filed pursuant to the Exchange Act or Canadian Securities Laws and incorporated by reference in the General Disclosure Package or the Final Offering Memorandum complied or will comply when it is filed in all material respects with the Exchange Act and the rules and regulations of the Commission thereunder and with Canadian Securities Laws. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any Issuer Written Information, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Final Offering Memorandum, as of its date and at the Closing Time, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the General Disclosure Package or the Final Offering Memorandum, when read together with the other information in the General Disclosure Package and the Final Offering Memorandum, as the case may be, did not, does not and will not as of the Applicable Time and the Closing Time contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the General Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the information in the third and fourth paragraphs under the heading “Plan of Distribution–Commissions and Discounts” and the third and fourth sentences under the first paragraph under the heading “Plan of Distribution–New Issue of Notes” (the “Initial Purchaser Information”).

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(e)       The Company (i) has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own or hold its property and to conduct its business as described in the General Disclosure Package and the Offering Memorandum and (iii) is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing, as applicable, of property requires such qualification, except in the case of clauses (ii) and (iii), where the failure to have such power or authority or to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), shareholders’ equity, business or results of operations or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or a material adverse effect on the ability of the Company and its subsidiaries, taken as a whole, to perform its obligations under this Agreement or to consummate the transactions contemplated by the General Disclosure Package and the Offering Memorandum.

(f)       Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act (each a “Subsidiary” and collectively, the Company’s “Subsidiaries”)) (i) has been duly incorporated or formed, is validly existing as a corporation, limited liability company, limited partnership, unlimited liability company, sociedad por acciones, sociedad de responsabilidad limitada or similar legal entity in good standing (or similar status to the extent it exists) under the laws of the jurisdiction of its incorporation or formation, as the case may be, (ii) has the corporate, limited liability company, limited partnership, unlimited liability company, sociedad por acciones, sociedad de responsabilidad limitada or other applicable power and authority, as the case may be, to own its property and to conduct its business as described in the General Disclosure Package and the Offering Memorandum and (iii) is duly qualified to transact business and is in good standing (or, in each case, such similar status in such jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing, as the case may be, of property requires such qualification, except in the case of clauses (ii) and (iii), where the failure to have such power or authority or to be so qualified or be in good standing would not have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to perform its obligations under this Agreement or to consummate the transactions contemplated by the General Disclosure Package and the Offering Memorandum.

(g)       All of the issued shares of capital stock, limited liability company or other membership interests, as applicable, of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims other than (i) those described in or under agreements contemplated by the General Disclosure Package and the Offering Memorandum, or (ii) as would not reasonably be expected to have a Material Adverse Effect.

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(h)       As of the date hereof, the authorized share capital of the Company conforms in all material respects to the description thereof contained in each of the General Disclosure Package and the Offering Memorandum, and all of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued and fully paid and non-assessable.

(i)       This Agreement has been duly authorized, executed and delivered by the Company and the Notes Guarantor. All necessary corporate action has been taken by the Company and the Notes Guarantor to authorize the execution and delivery of this Agreement and the transactions contemplated hereby.

(j)       The Indenture has been duly authorized by the Company and the Notes Guarantor and, when duly executed and delivered by the Company, the Notes Guarantor and the Trustee, will constitute a valid and binding agreement of the Company and the Notes Guarantor, enforceable against the Company and the Notes Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and the Indenture conforms in all material respects to the description thereof contained in the Offering Memorandum.

(k)       The Notes have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture; and the Securities conform in all material respects to the description thereof contained in the Offering Memorandum.

(l)       Except as described in the General Disclosure Package and the Offering Memorandum, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or any contract, commitment, agreement, understanding, or arrangement of any kind relating to the issuance of any capital stock of the Company or any such Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options.

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(m)       Neither the Company nor any of its Subsidiaries is (i) in violation of its charter, by-laws or similar organizational document, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary is subject, or (iii) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations, except, in the cases of clauses (ii) and (iii), for such defaults and violations that would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to perform its obligations under this Agreement or to consummate the transactions contemplated by the General Disclosure Package and the Offering Memorandum.

(n)       None of the execution and delivery by the Company or the Notes Guarantor of the Operative Documents and the consummation of the transactions contemplated thereby and by the General Disclosure Package and the Offering Memorandum, including the application of the net proceeds to the Company from this offering in the manner described under the heading “Use of Proceeds” in each of the General Disclosure Package and the Offering Memorandum, will conflict with, result in a breach of or constitute a default under (A) any provision of law applicable to the Company or any of its Subsidiaries, (B) the charter, by-laws or similar organizational document of the Company or any of its Subsidiaries, (C) any agreement or other instrument binding upon the Company and its Subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (D) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or its Subsidiaries, except in the case of clauses (A), (C) and (D), for any such breach, violation, or default that would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and the Notes Guarantor to perform their obligations under the Operative Documents or to consummate the transactions contemplated thereby and by the General Disclosure Package and the Offering Memorandum.

(o)       Assuming the accuracy of each Initial Purchaser’s representations and warranties in Section 6 hereof and the representations and warranties in the Offering Memorandum of persons in Canada to whom the Initial Purchasers sell the Securities, no consent, approval, authorization or order of, or qualification with, any governmental body or agency having jurisdiction over the Company or any of its Subsidiaries is required for the (i) issuance and sale of the Securities, (ii) the execution and delivery of the Operative Documents and the performance by the Company and the Notes Guarantor of their respective obligations thereunder and (iii) the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in each of the General Disclosure Package and the Offering Memorandum, except for (i) such

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consents, approvals, authorizations, orders, registrations or qualifications as may be required under the Securities Act or the Exchange Act and applicable state or foreign securities laws, including Canadian Securities Laws, in connection with the purchase and sale of the Securities by the Initial Purchasers and (ii) such filings as may be required under the Exchange Act and Canadian Securities Laws (including filing of a copy of the Offering Memorandum and reports of exempt distributions on Form 45-106F1 of NI 45-106).

(p)       The historical financial statements and related schedules and footnotes of (i) the Company and its subsidiaries and (ii) each other entity (such entity, a “Covered Entity”) for which financial statements are included or incorporated by reference in each of the General Disclosure Package and the Offering Memorandum (collectively, the “Financial Statements”) present fairly in all material respects the financial position, results of operations and cash flows of the Company and each Covered Entity, as applicable, as of the dates and for the periods indicated; the Financial Statements comply as to form in all material respects with the applicable requirements of Regulation S-X under the Securities Act and Canadian Securities Laws and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated therein except as may be expressly stated in the related notes thereto; the other financial information included in each of the General Disclosure Package and the Offering Memorandum has been derived from the accounting records of the Company and each Covered Entity, as applicable, and presents fairly the information shown thereby; and the pro forma financial information and the related notes thereto included or incorporated by reference in each of the General Disclosure Package and the Offering Memorandum present fairly in all material respects the information shown thereby and have been prepared in accordance with the applicable requirements of the Securities Act and Canadian Securities Laws, the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the General Disclosure Package and the Offering Memorandum.

(q)       Since the date of the latest financial statements of the Company included or incorporated by reference in, and except as otherwise disclosed in, the General Disclosure Package and the Offering Memorandum, there has not been any event or development reasonably likely to result in a Material Adverse Effect.

(r)       Except as described in the General Disclosure Package and the Offering Memorandum, there are no legal or governmental proceedings pending, or to the knowledge of the Company and the Notes Guarantor, threatened, to which the Company or any of its Subsidiaries is a party or to which any of the property of the Company or any of its Subsidiaries is or, to the knowledge of the Company, may be subject, that if determined adversely to the Company or any of its Subsidiaries would be reasonably expected to have a Material Adverse Effect.

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(s)       Neither the Company nor the Notes Guarantor is, and after giving effect to the offering and sale of the Securities and the application of the net proceeds from the sale of the Securities as described in the Offering Memorandum will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(t)       Except as disclosed in the General Disclosure Package and the Offering Memorandum, the Company and its subsidiaries (i) are, and at all times prior hereto within the applicable statute of limitations have been, in compliance with all applicable U.S., Canadian and other foreign, federal, state, provincial and local laws and regulations relating to the protection of human health and safety, the environment and natural resources, or the generation, use, storage, management, treatment, transportation, disposal, release or threatened release of, or exposure to, any material, substance or waste defined or regulated in relevant form, quantity or concentration as Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as currently conducted, (iii) are in compliance with all terms and conditions of any such permit, license or approval, and (iv) do not have any liability in connection with any known or threatened release into the environment of any Hazardous Materials or any Environmental Laws applicable to the Company or its subsidiaries, except in the case of clauses (i) – (iv) above, where failure to comply would not reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum constituents or by-product, (D) any polychlorinated biphenyl, (E) any asbestos and asbestos containing materials, and (F) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other applicable U.S., Canadian and other foreign, federal, state, provincial and local laws and regulations.

(u)       None of the Company or any of its subsidiaries, or any director or officer thereof, or, to the knowledge of the Company or the Notes Guarantor, any employee, agent, representative or affiliate controlled by the Company or any of its subsidiaries has taken or is aware of any action taken in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage; and the Company, its subsidiaries, and to the knowledge of the Company or the Notes Guarantor, their respective affiliates that they control have conducted their businesses on behalf of the Company in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, and the

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rules and regulations thereunder (the “FCPA”) and the Corruption of Foreign Public Officials Act (Canada), and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(v)       The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or the Notes Guarantor, threatened.

(w) (i) Neither of the Company nor any of its subsidiaries (collectively, the “Entity”), nor any director or executive officer of the Entity, nor to the knowledge of the Entity, any employee, agent or representative of the Entity acting on the Entity’s behalf, is a person that is, or is owned or controlled by a person that is:

(A)       the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), or

(B)       located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria), except to the extent permitted by OFAC.

(ii)       The Entity will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person:

(A)       for the purpose of funding or facilitating any activities or business of or with any person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, except to the extent permitted by OFAC; or

(B)       in any other manner that will result in a violation of Sanctions by any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise) solely as

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a result of the Company making such proceeds from the offering available to any such person.

(iii)       For the past five (5) years, the Entity has not knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(x)       Subsequent to the respective dates as of which the information is given in each of the General Disclosure Package and the Offering Memorandum (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into or approved any material transaction; (ii) the Company has not declared, paid or otherwise made any dividend or distribution on its capital stock; and (iii) there has not been any material change in the share capital, short-term debt or long-term debt of the Company and its subsidiaries, except in each case, as described in, or contemplated by, the General Disclosure Package and the Offering Memorandum.

(y)       There are no existing agreements, arrangements or transactions, between or among the Company or any of its subsidiaries and any officer or director of the Company, or subsidiary or any person related to the Company as described in Item 404(a) of Regulation S-K promulgated under the Securities Act which would be required to be described in the Offering Memorandum if it were a Registration Statement on Form S-3 which are not so described in the Offering Memorandum.

(z)       The Company and its Subsidiaries have good and marketable title in fee simple to, or valid and enforceable rights in the nature of a lease, easement, right of way, license or similar right to otherwise use, all real and personal property owned, leased or otherwise controlled by them that is material to the conduct of their respective businesses as described in the General Disclosure Package and the Offering Memorandum, in each case free and clear of all liens and defects, except such as (i) are described in the General Disclosure Package and the Offering Memorandum or (ii) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries as described in the General Disclosure Package and the Offering Memorandum.

(aa) The Company and its Subsidiaries own or possess adequate rights to use all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them as described in the General Disclosure Package and the Offering Memorandum, except where the failure to own or possess such rights would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing, which, if the subject of an unfavorable decision, ruling or finding, would

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be reasonably expected to have a Material Adverse Effect.

(bb) Except as disclosed in the General Disclosure Package and the Offering Memorandum or as would not be expected to have a Material Adverse Effect, the Company and its subsidiaries have, or are entitled to the benefit of, insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are customarily deemed adequate to protect the Company and its subsidiaries and their respective businesses; and neither the Company nor any of its subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures (excluding premiums) are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(cc) Except as disclosed in the General Disclosure Package and the Offering Memorandum, the Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, provincial or foreign governmental or regulatory authorities reasonably necessary to conduct their respective businesses, except where the failure to obtain any such certificates, authorizations or permits would not have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(dd) Except as described in the General Disclosure Package and the Offering Memorandum, (A) the Company and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (B) as of the end of the period covered by the most recent audited financial statements included in the General Disclosure Package and the Offering Memorandum, there was no, and since such date the Company has not become aware of any, (i) material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

(ee) (i) The Company and its consolidated subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed about the Company and its

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subsidiaries in the reports the Company will file with the Commission under the Exchange Act is accumulated and communicated to management of the Company, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) except as disclosed in the General Disclosure Package and the Offering Memorandum, such disclosure controls and procedures are effective to a reasonable level of assurance to perform the functions for which they were established.

(ff) Ernst & Young LLP and each other accounting firm that has provided an audit report on certain financial statements of the Company or a Covered Entity included in the General Disclosure Package and the Offering Memorandum, are independent public accountants with respect to the Company or such Covered Entity, as applicable, as required by the Securities Act and the rules and regulations thereof and Canadian Securities Laws; and (ii) there has not been any reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations adopted by the Canadian Securities Administrators (“NI 51-102”)) with such firm. There has not been any disagreement (within the meaning of NI 51-102) with Ernst & Young LLP and each other accounting firm with respect to audits of the Company or a Covered Entity.

(gg) Except for any failures or exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) the Company and each of its subsidiaries has timely filed (taking into account valid extensions) all federal, state, local and foreign tax returns (including any reports, forms or schedules) required to be filed by it and collected or withheld all taxes required by law to be collected or withheld by it, and has paid or remitted all taxes (and any related interest, penalties and additions to tax) required to be paid or remitted by it (including in its capacity as a withholding agent) except for any taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with U.S. GAAP, (y) to the knowledge of the Company or the Notes Guarantor, there is no proposed tax deficiency or assessment against the Company or any of its subsidiaries or any unresolved proceedings, investigations or audits pending or threatened regarding taxes with respect to the Company or any of its subsidiaries and (z) neither the Company nor any of its subsidiaries is a party to any tax allocation or sharing agreement of any kind, other than the organizational, operating and partnership agreements of the Company and its subsidiaries or agreements entered into in the ordinary course of business that are not primarily related to taxes.

(hh) Except for any failures or exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company and its Subsidiaries that (i) own operating facilities in the United States meets the requirements for, and has made the necessary filings with, or has been determined by, the Federal Energy Regulatory Commission (“FERC”) to be an exempt wholesale generator (“EWG”) within the meaning of Section 1262(6) of Public Utility Holding Company Act of 2005 (“PUHCA”); (ii) is an EWG making wholesale sales not exempt from Section 205 of the Federal Power Act (“FPA”) is authorized by FERC pursuant to

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Section 205 of the FPA to sell electric power, including energy and capacity and certain ancillary services, at market-based rates and has received or applied for such waivers and blanket authorizations as are customarily granted by FERC to entities authorized to sell electric power at market-based rates, including, but not limited to, authorization to issue securities and assume obligations or liabilities pursuant to Section 204 of the FPA; and (iii) operate with EWG certifications or market-based rate authorizations under Section 205 of the FPA are in compliance in all material respects with the terms and conditions of all orders issued by FERC under Sections 203, 204 and 205 of the FPA.

(ii)       No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company or the Notes Guarantor, is contemplated or threatened that could reasonably be expected to have a Material Adverse Effect.

(jj) Each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”) that includes the Company) has or could have any liability, contingent or otherwise (each, a “Plan”), has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except for any failure to comply that would not have a Material Adverse Effect. No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption and transactions that would not have a Material Adverse Effect. For each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no failure to satisfy the “minimum funding standard” or “minimum required contribution” (as such terms are defined in Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, has occurred or is reasonably expected to occur, except for any such failure that would not have a Material Adverse Effect. The fair market value of the assets of each Plan that is subject to ERISA and is required to be funded under ERISA equals or exceeds the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such Plan (determined based on reasonable actuarial assumptions and the asset valuation principles established by the Pension Benefit Guaranty Corporation), except for any failure to be so funded that would not have a Material Adverse Effect. No “reportable event,” as defined in Section 4043 of ERISA (other than an event with respect to which the 30-day notice requirement has been waived), has occurred with respect to any Plan, except for any such event that would not have a Material Adverse Effect. Neither the Company nor any members of its Controlled Group have incurred or reasonably expect to incur (i) liability under Title IV of ERISA with respect to the termination or underfunding of any pension plan, (ii) any withdrawal liability within the meaning of Section 4201 of ERISA, or (iii) liability with respect to any “employee welfare benefit plan” (within the meaning of Section (3)(1) of ERISA) providing

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medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code), in each case, except for any such liability that would not have a Material Adverse Effect.

(kk) Each benefit and compensation plan, agreement, policy and arrangement (other than any such Plan, agreement, policy, or arrangement covered by Section 1(ll) hereof) that is maintained, administered, or contributed to by the Company or any of its subsidiaries for current or former employees or directors of, or independent contractors with respect to, the Company or any of its subsidiaries, or with respect to which any of such entities would reasonably be expected to have any current, future or contingent liability or responsibility (each, a “Company Compensation Arrangement”), has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, except for any failure to comply that would not have a Material Adverse Effect. No action, suit, proceeding, hearing or investigation with respect to the administration, or the investment of the assets, of any Company Compensation Arrangement or Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company or the Notes Guarantor, threatened, except for any such action, suit, proceeding, hearing or investigation that would not have a Material Adverse Effect.

(ll) The statistical, industry-related and market-related data included in the General Disclosure Package and the Offering Memorandum are based on, or derived from, (i) sources that the Company believes to be reliable and accurate in all material respects, and such data agree in all material respects with the sources from which they are derived; or (ii) represent the Company’s good faith estimates that are made on the basis of data derived from such sources.

(mm) Neither the Company, the Notes Guarantor, nor any of their respective subsidiaries is a party to any contract, agreement, or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Initial Purchaser for a brokerage commission, finder’s fee or commission in connection with the offering and sale of the Securities contemplated hereby.

(nn) Except as described in the General Disclosure Package and the Offering Memorandum, the Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and all rules and regulations promulgated thereunder or implementing the provisions thereof.

(oo)       The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(pp) Neither the Company, the Notes Guarantor nor any of their respective affiliates or any other person acting on their behalf (other than the Initial Purchasers, as to which no representation is made) has (i) solicited offers for, or offered or sold, the

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Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S, and all such persons have complied with the offering restrictions requirement of Regulation S.

(qq) Each of the Company and the Notes Guarantor is, and immediately after the Closing Time (after giving effect to the issuance of the Securities and the other transactions related thereto as described in the General Disclosure Package and the Offering Memorandum) will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to any person as of a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the such person is not less than the total amount required to pay the liabilities of such person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Securities as contemplated by this Agreement, the General Disclosure Package and the Offering Memorandum, such person is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) such person is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged.

(rr) Each of the Company, the Notes Guarantor and their respective affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom the Company and the Notes Guarantor make no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside of the United States and, in connection therewith, the Time of Sale Memorandum will contain the disclosure required by Rule 902. The Company is a “reporting issuer,” as defined in Rule 902 under the Securities Act.

(ss) Any certificate signed by an officer or other authorized signatory of the Company or the Notes Guarantor, as applicable, and delivered to the Initial Purchasers or to counsel for the Initial Purchasers pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company or the Notes Guarantor, as the case may be, to the Initial Purchasers as to the matters covered thereby as of the date or dates indicated in such certificate.

2.       Sale and Delivery to Initial Purchasers; Closing.

(a)       On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions hereinafter stated, the Company hereby agrees to issue and sell to the Initial Purchasers, and each Initial Purchaser

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agrees, severally and not jointly and not jointly and severally, to purchase from the Company at the price set forth in Schedule A, the aggregate principal amount of Securities set forth in Schedule A, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof, subject to such adjustments as the Representative in its discretion shall make to ensure that any sales or purchases are in authorized denominations. In consideration for the Initial Purchasers’ underwriting services in acquiring, selling and distributing the Notes, the Company agrees to pay to the Initial Purchasers a fee equal to 1.25% of the principal amount of the Notes being sold hereunder. Such obligation to pay the fee shall be satisfied by way of set-off against the Initial Purchasers’ obligation to pay the aggregate purchase price payable for the Notes as set forth in Schedule A.

(b)       Payment of the purchase price for, and delivery of the Securities (which shall be represented by one or more definitive global securities in book-entry form that will be deposited by or on behalf of the Company with the DTCC (as defined below) or its designated custodian) shall be made at the offices of Vinson & Elkins L.L.P., or at such other place as shall be agreed upon by the Representative and the Company, at 8:00 A.M. (New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representative for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities, which it has agreed to purchase. Morgan Stanley, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

3.       Covenants of the Company.

(a)       The Company has delivered to each Initial Purchaser, without charge, as many copies of the Preliminary Offering Memorandum (as amended or supplemented) thereto and documents incorporated by reference therein as such Initial Purchaser reasonably requested, and the Company hereby consents to the use of such copies in the manner contemplated by the Preliminary Offering Memorandum and this Agreement. The Company will furnish to each Initial Purchaser, without charge, such number of copies of the Final Offering Memorandum thereto and documents incorporated by

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reference therein as such Initial Purchaser may reasonably request.

(b)       If at any time prior to the earlier of nine months after the date hereof or the completion of resales of the Securities by the Initial Purchasers, any event shall occur or condition shall exist as a result of which it is necessary, based on advice of counsel for the Initial Purchasers or for the Company, to amend or supplement the General Disclosure Package or the Final Offering Memorandum in order that the General Disclosure Package or the Final Offering Memorandum, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, the Company will promptly give the Representative notice of such event and prepare any amendment or supplement as may be necessary to correct such statement or omission and furnish to the Representative for review a copy of each such proposed amendment or supplement; and the Company shall not distribute such proposed amendment or supplement to which the Representative shall reasonably object.

(c)       Until the completion of the initial resales of the Securities by the Initial Purchasers, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act and with Canadian Securities Commissions pursuant to Canadian Securities Laws within the time periods required by the Exchange Act and the rules and regulations of the Commission thereunder and by Canadian Securities Laws, respectively. The Company has given the Representative notice of any filings made pursuant to the Exchange Act or the rules and regulations of the Commission thereunder and Canadian Securities Laws within 48 hours prior to the Applicable Time; the Company will give the Representative notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file, except with respect to any document that counsel has advised the Company is required to be filed under the Exchange Act or the rules and regulations of the Commission thereunder or Canadian Securities Laws, or use any such document to which the Representative or counsel for the Initial Purchasers shall reasonably object.

(d)       Subject to Section 6(a)(i), the Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale on a prospectus-exempt basis under the applicable securities laws of such foreign jurisdictions as the Representative may reasonably request and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e)       The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the General Disclosure Package and the Final

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Offering Memorandum under “Use of Proceeds.”

(f)       The Company will cooperate with the Initial Purchasers and use its reasonable best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of The Depository Trust & Clearing Corporation (“DTCC”).

(g)       The Company will not take, directly or indirectly, any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

(h)       During the period from the date hereof through and including the date that is 90 days after the date hereof, the Company and the Notes Guarantor will not, without the prior written consent of Morgan Stanley, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or the Notes Guarantor and having a term of more than one year.

4.       Payment of Expenses.

(a)       The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) preparation, issuance and delivery of the Securities to the Initial Purchasers and any charges of DTCC in connection therewith, (ii) the fees and disbursements of the Company’s counsel, accountants and other advisors, (iii) the qualification of the Securities under foreign securities laws in accordance with the provisions of Section 3(d) hereof, including the preparation of any Canadian wrapper by Canadian counsel for the Company, (iv) the preparation, printing and delivery to the Initial Purchasers of copies of each Preliminary Offering Memorandum, any Issuer Written Information, the Final Term Sheet and the Final Offering Memorandum and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Initial Purchasers to investors, (v) all fees and expenses of the Trustee and any expenses of any transfer agent or registrar for the Securities and (vi) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show.

(b)       If this Agreement is terminated by the Representative in accordance with the provisions of Section 5 or Section 10(a)(i), (ii), (iii) or (vi) hereof, the Company shall reimburse the Initial Purchasers for all of their reasonable, documented, out-of-pocket expenses including the reasonable fees and disbursements of counsel for the Initial Purchasers.

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5.       Conditions to the Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company and the Notes Guarantor contained herein or in certificates of any officer of the Company or any of its subsidiaries, to the performance by the Company and Notes Guarantor of their respective covenants and other obligations hereunder, and to the following further conditions:

(a)       For the period from and after the execution of this Agreement and prior to the Closing Time there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the Subsidiaries or any of their securities or indebtedness by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 3(a)(62) under the Exchange Act.

(b)       At the Closing Time, the Representative shall have received (i) the favorable opinion, dated the Closing Time, of Davis Polk & Wardwell LLP, U.S. counsel for the Company, to the effect set forth in Exhibit A-1 hereto, (ii) the favorable opinion, dated the Closing Time, of Dyann S. Blaine, internal counsel of the Company, to the effect set forth in Exhibit A-2 hereto, and (iii) the favorable opinion of Blake, Cassels & Graydon LLP, Canadian counsel for the Company, to the effect set forth in Exhibit A-3 hereto and any additional local counsel required to give favorable opinions in each jurisdiction of Canada where sales occur, in each case in form and substance reasonably satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers and to such further effect as counsel to the Initial Purchasers may reasonably request. In giving such opinions such counsel or the internal counsel of the Company may rely upon the opinions of counsel reasonably satisfactory to counsel for the Initial Purchasers. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(c)       At the Closing Time, the Representative shall have received the favorable opinion, dated the Closing Time, of Vinson & Elkins L.L.P., U.S. counsel for the Initial Purchasers and Torys LLP, Canadian counsel for the Initial Purchasers and any additional local counsel required to give favorable opinions in each jurisdiction of Canada where sales occur, together with signed or reproduced copies of such letter for each of the other Initial Purchasers in form and substance reasonably satisfactory to the Representative. In giving its opinion Vinson & Elkins L.L.P. may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States, upon the opinions of counsel reasonably satisfactory to the Representative. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

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(d)       At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, a Material Adverse Effect, and the Representative shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company and the Notes Guarantor, dated the Closing Time, to the effect that the representations and warranties of the Company and the Notes Guarantor contained in this Agreement are true and correct as of the Closing Time and that the Company and the Notes Guarantor have complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Time. The officers signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(e)       At the time of the execution of this Agreement, the Representative shall have received letters from each of Ernst & Young LLP, PricewaterhouseCoopers LLP and KPMG LLP, dated such date, in form and substance reasonably satisfactory to the Representative, together with signed or reproduced copies of such letters for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(f)       At the Closing Time, the Representative shall have received a letter from Ernst & Young LLP, PricewaterhouseCoopers LLP and KPMG LLP, dated as of the Closing Time, to the effect that they reaffirm the statements made in their respective letters furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(g)       At the Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and Notes Guarantor in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers.

(h)       If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8, 9, 14, 15, 16, and 17 shall survive any such termination and remain in full force and effect.

6.       Subsequent Offers and Resales of the Securities.

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(a)       Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(i)       Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum. Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions. The Company has not entered into any contractual arrangement, other than this Agreement, with respect to the distribution of the Securities and the Company will not enter into any such arrangement except as contemplated hereby.

(ii)       Each Initial Purchaser shall deliver to the Company, as soon as practicable and, in any event, in sufficient time to allow the Company to comply with Canadian Securities Laws and other regulatory requirements applicable in Canada, the full name, residential address or address for service, email address (if available), telephone number, corporate account number, and the name and registered representative number of the Initial Purchaser responsible for the purchase of, and the aggregate principal amount of Securities offered to be purchased by, each person to whom such Initial Purchaser has sold Securities, as well as confirmation as to whether the relevant person to whom such Initial Purchaser has sold Securities has indicated to the Initial Purchaser that it is an insider of the Company or a registrant.

(iii)       The Securities will not be offered or sold in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or requiring the filing of a prospectus in any Canadian jurisdiction under applicable Canadian Securities Laws.

(iv)       No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $2,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $2,000 principal amount of the Securities.

(b)       The Company covenants with each Initial Purchaser as follows:

(i)       The Company agrees that it will not and will cause its Affiliates (as defined below) not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act Regulations, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to

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the Initial Purchasers, (ii) the resale of the offered Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by, in the case of sales of Securities to the Initial Purchasers, Section 4(a)(2) thereof or, in the case of resales by the Initial Purchasers or Subsequent Purchasers, by Rule 144A or Regulation S.

(ii)       None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions requirement of Regulation S.

(iii)       The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A, while any of the offered Securities remain outstanding, it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Sections 13 or 15(d) of the Exchange Act.

(iv)       Until the expiration of one year after the original issuance of the offered Securities, the Company will not, and will cause its Affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3)), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(v)       Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the General Disclosure Package and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(vi)       Each of the Securities sold in Canada will bear the legend referred to in “Representations and Acknowledgements of Purchasers” in the General Disclosure Package and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(c)       Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer (“QIB”) and an “accredited investor” within the meaning of Rule 501(a) under the Securities Act Regulations. Each Initial Purchaser understands that the Securities have not been and will not be registered under the Securities Act and may not be sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each Initial Purchaser understands that the Securities have not been and will not be qualified under a prospectus in any

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jurisdiction in Canada and may only be sold to persons in a manner exempt from the prospectus requirement under Canadian Securities Laws in reliance on one or more exemptions from the prospectus requirement and only to such persons or entities and in such manner that, pursuant to the provisions of the Canadian Securities Laws applicable in the applicable Canadian jurisdictions, no prospectus or similar documents need be filed with or delivered to any Canadian Securities Commissions in any applicable Canadian jurisdictions in connection therewith (other than, if applicable, the post-closing delivery of the Final Offering Memorandum and any required reports pursuant to Canadian Securities Laws applicable in respect of the exempt private placement of the Securities). Each Initial Purchaser severally represents and agrees that it has not sold, and will not sell, any Securities constituting part of its allotment except in accordance with Rule 144A or Regulation S and, to the extent applicable, Canadian Securities Laws. Each Initial Purchaser severally represents and agrees that neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in any manner involving a public offering in the United States within the meaning of Section 4(a)(2) of the Securities Act, it will sell such Securities in the United States only to persons that it reasonably believes are QIBs, and upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof. Each Initial Purchaser will take reasonable steps to inform, and cause each of its affiliates (as such term is defined in Rule 501(b) under the Securities Act Regulations (each, an “Affiliate”)) to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or Affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the Securities Act, (B) are being sold to them without registration under the Securities Act in reliance on Rule 144A and (C) may not be sold or otherwise transferred except (1) to the Company or one of its subsidiaries, (2) under a registration statement that has been declared effective under the Securities Act, (3) to a person whom the seller reasonably believes is a QIB that is purchasing such Securities for its own account or for the account of a QIB to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, all in compliance with Rule 144A, or (4) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available). In addition, each Initial Purchaser severally and not jointly represents to, and agrees with the Company that, with respect to sales of the Securities outside the United States, including in Canada, it will not engage in any “directed selling efforts” as such term is defined under Rule 902(c) of Regulation S under the Securities Act.

7.       Indemnification.

(a)       The Company and the Notes Guarantor, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, its Affiliates, its officers, employees, selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i)       against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue

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statement of a material fact included in any Preliminary Offering Memorandum, the Final Offering Memorandum, the information contained in the Final Term Sheet, any Issuer Written Information, any General Solicitation or any other information used by or on behalf of the Company in connection with the offer or sale of the Securities (or any amendment or supplement to the foregoing) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)       against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; or

(iii)       against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under 7(a)(i) or 7(a)(ii) above;

(iv)       any breach or default under any representation, warranty, covenant or agreement of the Company in this Agreement to or with the Initial Purchasers; or

(v)       the Company failing to comply with any requirement of any securities laws relating to the offering of the Securities;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(b)       Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, the Notes Guarantor, and their respective directors, its officers, its employees and each person, if any, who controls the Company or the Notes Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 7, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Preliminary Offering Memorandum, the Final Offering Memorandum, any

26

Issuer Written Information, any General Solicitation or any other information used by or on behalf of the Company in connection with the offer or sale of the Securities (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(c)       In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b), such person (the “indemnified party”) shall promptly notify, in writing, the person against whom such indemnity may be sought (the “indemnifying party”) (but the failure to so notify an indemnifying party shall not relieve such indemnifying party from its obligations hereunder to the extent it was not materially prejudiced as a result thereof and in any event shall not otherwise relieve it from any liability that it may have otherwise than on account of this indemnity agreement), and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay fees and disbursements of such counsel, calculated on a solicitor and his own client basis, related to such proceeding (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below). In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for i) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Initial Purchasers and their respective directors, its officers, its employees and each person, if any, who controls the Company or the Notes Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company and the Notes Guarantor, their respective directors, its officers, its employees and each person, if any, who controls the Company or the Notes Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Initial Purchasers and such control persons and affiliates of any Initial Purchasers, such firm shall be designated in writing by the Representative. In the case of any such separate firm for the Company and the Notes Guarantor, and their respective directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for

27

any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

(d)       Notwithstanding the foregoing, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

8.       Contribution. To the extent indemnification provided for in Section 7 hereof is unavailable for any reason or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Notes Guarantor, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not available for any reason, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Notes Guarantor, on the one hand, and of the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company and the Notes Guarantor, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total discounts and commissions received by the Initial Purchasers, on the other hand, bear to the aggregate initial offering price of the Securities as set forth on the cover of the Final Offering Memorandum.

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The relative fault of the Company and the Notes Guarantor, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or then omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.

The Company, the Notes Guarantor and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation or any inquiry, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to investors were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act or Canadian common law or civil law, as applicable) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each officer of an Initial Purchaser, each employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each director, officer and employee of the Company and the Notes Guarantor as well as, each person, if any, who controls the Company or the Notes Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company and the Notes Guarantor. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the aggregate principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

9.       Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company, the Notes Guarantor or any of their respective subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or

29

on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling the Company or the Notes Guarantor and (ii) delivery of and payment for the Securities.

10.       Termination of Agreement.

(a)       In addition to any other remedies which may be available to the Initial Purchasers, the Representative may terminate this Agreement, by notice to the Company, if at any time at or prior to the Closing Time (i) any inquiry, investigation or other proceeding is commenced or any order is issued under or pursuant to any statute of the United States, Canada or of any state, province or territory thereof or otherwise (other than an inquiry, investigation, proceeding or order based upon the activities or alleged activities of the Initial Purchasers), or there is any change of law, or the interpretation or administration thereof, which in the reasonable opinion of the Representative operates to prevent or restrict the resale of the Securities, (ii) there shall occur or be discovered by the Representative any material change in the financial condition, assets, liabilities, business, affairs or operations of the Company and its subsidiaries (taken as a whole), which, in the Representative’s reasonable opinion, makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated by the General Disclosure Package or the Offering Memorandum, (iii) there has occurred any material change in the state of the financial markets, which, in the Representative’s reasonable opinion, makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated by the General Disclosure Package or the Offering Memorandum; (iv) there shall occur or have been announced any change or proposed change in the federal income tax laws of Canada or the United States, the regulations thereunder, current administrative decisions or practices or court decisions, any other applicable rules or the interpretation or administration thereof which, in any such case, in the Representative’s reasonable opinion, could be expected to have a Material Adverse Effect on the securities of the Company, (v) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, Nasdaq or the TSX, (vi) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (vii) a material disruption in commercial banking or securities settlement, payment or clearance services in the United States or Canada shall have occurred, (viii) any moratorium on commercial banking activities shall have been declared by Federal, New York State or Canadian authorities or (ix) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis that, in the Representative’s judgment, is material and adverse and which, singly or together with any other event specified in this clause (ix), makes it, in the Representative’s judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the General Disclosure Package or the Offering Memorandum.

(b)       If this Agreement is terminated pursuant to this Section 10, such termination shall be without liability of any party to any other party except as provided

30

in Section 4 and provided further that Sections 1, 7, 8, 9, 14, 15, 16, and 17 shall survive such termination and remain in full force and effect.

11.       Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(a)       if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective purchase obligations hereunder bear to the purchase obligations of all non-defaulting Initial Purchasers, or

(b)       if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section 11 shall relieve any defaulting Initial Purchaser from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the (i) Representative or (ii) the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the General Disclosure Package or the Offering Memorandum or in any other documents or arrangements. As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 11.

12.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed as follows:

If to the Company:

Pier 1, Bay 3
San Francisco, CA 94111
Attention: General Counsel
Fax Number: (415) 362-7900
Email Address: generalcounsel@patternenergy.com
with a copy to:

Davis Polk & Wardwell LLP

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450 Lexington Avenue
New York, New York 10017
Facsimile: 212-701-5674
Attention: Richard Truesdell

If to the Representative:

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036
Attention: High Yield Syndicate Desk
with a copy to: Legal and Compliance

with a copy to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103
Facsimile: (917) 849-5353
Attention: Shelley A. Barber

13.       No Advisory or Fiduciary Relationship. The Company and the Notes Guarantor acknowledge and agree that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Notes Guarantor, on the one hand, and the several Initial Purchasers, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company or the Notes Guarantor, any of their respective subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or the Notes Guarantor with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company or any of its subsidiaries on other matters) and no Initial Purchaser has any obligation to the Company or the Notes Guarantor with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Notes Guarantor and (e) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Company and the Notes Guarantor have consulted their own respective legal, accounting, regulatory and tax advisors to the extent it was deemed appropriate.

14.       Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company and the Notes Guarantor and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm

32

or corporation, other than the Initial Purchasers, the Company and the Notes Guarantor and their respective successors and the controlling persons and officers, employees and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers, the Company and the Notes Guarantor and their respective successors, and said controlling persons and officers, employees and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

15.       Trial by Jury. The Company and the Notes Guarantor (in each case, on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

16.       GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

17.       Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceedings. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any such court has been brought in an inconvenient forum.

18.       TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

19.       Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Initial Purchasers could purchase United States dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. The obligation of the Company with respect to

33

any sum due from it to any Initial Purchaser or any person controlling any Initial Purchaser shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day following receipt by such Initial Purchaser or controlling person of any sum in such other currency, and only to the extent that such Initial Purchaser or controlling person may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to such Initial Purchaser or controlling person hereunder and the Company agree as a separate obligation and notwithstanding any such judgment, to indemnify such Initial Purchaser or controlling person against such loss. If the United States dollars so purchased are greater than the sum originally due to such Initial Purchaser or controlling person hereunder, such Initial Purchaser or controlling person agrees to pay to the Company an amount equal to the excess of the dollars so purchased over the sum originally due to such Initial Purchaser or controlling person hereunder.

20.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

21.       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Initial Purchasers, the Company and the Notes Guarantor in accordance with its terms.

Very truly yours,

PATTERN ENERGY GROUP INC.

By:	/s/ Michael Lyon
Name:	Michael Lyon
Title:	Chief Financial officer

Pattern US Finance Company LLC

By:	/s/ Michael Lyon
Name:	Michael Lyon
Title:	Chief Financial Officer

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CONFIRMED AND ACCEPTED,

as of the date first above written

MORGAN STANLEY & CO. LLC

By:	/s/ William Graham
Authorized Signatory

For itself and as Representative of the other Initial Purchasers named in Schedule A hereto.

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SCHEDULE A

The purchase price to be paid by the Initial Purchasers for the Notes shall be 100% of the principal amount thereof plus accrued and unpaid interest, if any, from January 25, 2017.

The interest rate on the Notes shall be 5.875% per annum.

Name of Initial Purchaser	Principal Amount of Securities
Morgan Stanley & Co. LLC	140,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	43,750,000
BMO Capital Markets Corp.	43,750,000
Citigroup Global Markets Inc.	43,750,000
RBC Capital Markets, LLC	43,750,000
SMBC Nikko Securities America, Inc.	17,500,000
MUFG Securities Americas Inc.	17,500,000
Total	$350,000,000

SCHEDULE B

PRICING TERM SHEET

Dated January 20, 2017

Pattern Energy Group Inc.
5.875% Senior Notes due 2024

The information in this pricing term sheet supplements Pattern Energy Group Inc.’s preliminary offering memorandum, dated January 17, 2017 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	Pattern Energy Group Inc. (The NASDAQ Global Select Market: PEGI / Toronto Stock Exchange: PEG ) (the “Issuer”)
Guarantor:	Pattern US Finance Company LLC
Title of securities:	5.875% Senior Notes due 2024 (the “notes”)
Aggregate principal amount offered:	$350,000,000
Maturity date:	February 1, 2024
Coupon:	5.875% per annum, accruing from the settlement date
Issue price:	The notes will be issued at a price of 100% of their principal amount, plus accrued interest, if any, from the settlement date
Spread to Benchmark Treasury:	358 basis points
Benchmark Treasury:	U.S. Treasury 2.75% due February 15, 2024
Interest payment dates:	Each February 1 and August 1, beginning on August 1, 2017
Record dates:	January 15 and July 15
Equity clawback:	Up to 35% at 105.875% prior to February 1, 2020
Make-whole redemption:

Make-whole call prior to February 1, 2020 at a redemption price equal to 100% of the principal amount of the notes redeemed plus a “make-whole premium” and accrued and unpaid interest, if any, to the applicable redemption date

Optional redemption:	On and after February 1, 2020, the Issuer may redeem all or part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:
Year	Percentage
2020	102.938%
2021	101.469%
2022 and thereafter	100.000%
Book-running managers:	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated BMO Capital Markets Corp. Citigroup Global Markets Inc. RBC Capital Markets, LLC
Co-managers:	SMBC Nikko Securities America, Inc. MUFG Securities Americas Inc.
Trade date:	January 20, 2017
Settlement date:	January 25, 2017 (T+3)
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP and ISIN numbers:	144A:	CUSIP: 70338P AC4
ISIN: US70338PAC41

	Reg S:	CUSIP: U70442 AA3
ISIN: USU70442AA34
Distribution:	Rule 144A and Regulation S; no registration rights
Ratings (Moody’s/S&P):*	Ba3/BB-

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

General

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The offer and sale of the notes have not been registered, and will not be registered, under the Securities Act, and the notes may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The notes have not been and will not be qualified for sale to the public under applicable Canadian securities laws, and accordingly, an offer and sale of the notes in Canada will be made to “accredited investors” (as defined under Canadian securities laws) who are also “qualified institutional buyers” pursuant to available exemptions from the prospectus requirement under applicable Canadian securities laws.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE C

Issuer Written Information

Final Term Sheet in the form set forth on Schedule B

General Solicitations

None.

Exhibit A-1

[Intentionally Omitted]

Exhibit A-2

Form of Opinion of Dyann S. Blaine

1.	To the best of my knowledge, the execution and delivery by the Company or the Notes Guarantor of the Operative Documents and the consummation of the transactions contemplated thereby do not on the date hereof conflict with, result in a breach or violation of or constitute a default under any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of the Subsidiaries, except for any such breach, violation, or default that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), shareholders’ equity, business, properties, results of operations of the Company and the Subsidiaries, taken as a whole.

Exhibit A-3

Form of Opinion of Blake, Cassels and Graydon LLP

i.	The issuance and sale of the Notes by the Company to the Initial Purchasers, and the distribution of the Notes by the Initial Purchasers to purchasers thereof resident in the provinces of Alberta, British Columbia, Ontario and Québec by or through registrants registered in the appropriate category under the applicable Canadian Securities Laws in such provinces or exempt from registration, in accordance with the terms of the Purchase Agreement are exempt from the prospectus requirements of applicable Canadian Securities Laws in such provinces, and no documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of any regulatory authority obtained by the Company under applicable Canadian Securities Laws in such provinces to permit the issue and sale of the Notes by the Company to the Initial Purchasers, and such distribution of the Notes by the Initial Purchasers to such purchasers in the provinces of Alberta, British Columbia, Ontario and Québec, other than the filing of (i) a report of exempt distribution in the relevant province within 10 days after the date hereof in the form prescribed by applicable Canadian Securities Laws of the applicable province, together with any required filing fee, and (ii) the Canadian Offering Memorandum with the securities regulatory authorities of the relevant provinces.

ii.	The first trade of the Notes by a purchaser thereof resident in the province of Alberta, British Columbia, Ontario or Québec from the Initial Purchasers, other than a trade which is otherwise exempt from the prospectus requirement under applicable Canadian Securities Laws of such province, is a distribution subject to the prospectus requirements of Canadian Securities Laws of such province unless:

a.	the Company is and has been a “reporting issuer” (as defined under Canadian Securities Laws) in a jurisdiction of Canada for the four months immediately preceding the trade;

b.	at the time of the trade, at least four months have elapsed from the “distribution date” (as such term is defined in Section 1.1 of National Instrument 45-102 – Resale of Securities (“NI 45-102”)) of the Notes;

c.	the certificate representing the Notes carries a legend stating:

i.	“Unless permitted under securities legislation, the holder of this security must not trade the security before ● [insert the date that is four months and a day after the distribution date]”;

d.	if the Notes are entered into a direct registration or other electronic book-entry system, or if the purchaser of Notes did not directly receive a certificate representing the Notes, the purchaser of Notes received written notice containing the legend restriction notation set out in the immediately preceding subsection;

e.	the trade is not a “control distribution” (as such term is defined in Section 1.1 of NI 45-102);

f.	no unusual effort is made to prepare the market or to create a demand for the Notes that are the subject of the trade;

g.	no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

h.	if the selling holder of Notes is an “insider” or “officer” of the Company (as such terms are defined under Canadian Securities Laws), the selling holder of Notes has no reasonable grounds to believe that the Company is in default of “securities legislation” (as such term is defined in National Instrument 14-101 – Definitions).

iii.	No registration, filing or recording of the Indenture is required under the laws of the Provinces of Alberta, British Columbia, Ontario or Québec, or the laws of Canada applicable therein, to preserve or protect the validity or enforceability of the Indenture or the Notes.

iv.	The issuance of the Notes and sale of the Notes to the Initial Purchasers in accordance with the provisions of the Purchase Agreement, the execution and delivery of the Purchase Agreement by the Company and the Notes Guarantor, and the performance by each of the Company and the Notes Guarantor of the terms of their respective obligations under the Purchase Agreement, do not conflict with, and will not result in any breach or violation of, any of the provisions of the laws of Alberta, British Columbia, Ontario or Québec or the federal laws of Canada applicable to the Company or the Notes Guarantor.

v.	The statements set out in the Canadian Offering Memorandum relating to the offering of the Notes under the heading “Principal Canadian Federal Income Tax Considerations”, subject to the limitations, assumptions and qualifications and relying upon the matters set out therein, insofar as they purport to describe the provisions of the laws referred to therein, are accurate and fair summaries of the provisions described therein.

vi.	The statements under the heading “Business – Regulatory Matters – Environmental Permitting – Canada” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Annual Report”), insofar as they purport to describe the provisions of the laws of Ontario and Canada referred to therein, are accurate, complete and fair, subject to the limitations and qualifications stated or referred to in the U.S. Offering Memorandum and the Canadian Offering Memorandum (including the Annual Report which is incorporated by reference therein).

The Company will deliver to the Initial Purchasers opinions equivalent to those referred to in paragraphs i. and ii. above in respect of the Canadian provinces and territories other than Alberta, British Columbia, Ontario and Québec to the extent that the Initial Purchasers re-sell any Notes to purchasers resident in such Canadian jurisdictions. In rendering their opinions, Blake, Cassels & Graydon LLP may rely as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and the Guarantor and public officials.

Annex I

Resale Pursuant to Regulation S or Rule 144A.

Each Initial Purchaser understands that:

Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Securities in the United States or to, or for the benefit or account of, a U.S. person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities pursuant hereto and the Closing Time, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act.  Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Securities (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Securities, except such advertisements as are permitted by and include the statements required by Regulation S.

Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Securities were first offered to persons other than distributors in reliance upon Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or in accordance with Rule 144A under the Securities Act or to accredited investors in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Securities covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect.  Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”